Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES
INTENT TO WITHDRAW ITS LISTING ON AMEX
AND THE APPROVAL FOR LISTING ON THE NASDAQ NATIONAL MARKET
Houston, TX — January 5, 2006 — Sterling Construction Company, Inc. (AMEX:STV) (“Sterling” or the “Company”) today announced its intention to withdraw the listing of its common stock on the American Stock Exchange (“Amex”) and that The Nasdaq Stock Market has approved the listing of its common stock on The Nasdaq National Market.
The Company anticipates that its common stock will commence trading on The Nasdaq National Market under the symbol “STRL” on or about January 20, 2006 and that the withdrawal of the Company’s Amex listing will become effective under applicable rules and regulations on or about January 26, 2006.
Joseph P. Harper, Sr., Sterling’s President, said that the Company believes that the Nasdaq listing will provide greater exposure of the Company’s common stock to investors, especially as more of the members of its peer group of construction companies have a Nasdaq listing than an Amex listing.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
The Nasdaq Stock Market is the largest electronic screen-based equity securities market in the United States, both in terms of number of listed companies and traded share volume. With approximately 3,200 listed companies, it is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Accordingly, there can be no assurance that any prediction once made will continue thereafter to reflect management’s belief. The Company does not undertake, and specifically disclaims, any obligation to update its predictions or any other information disclosed herein or to announce results of any revisions to any of the predictions contained herein to reflect future events or developments.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Andreas Marathovouniotis 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
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